UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Covenant Logistics Group, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 13, 2026

To Our Stockholders:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), to be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 13, 2026.

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To consider and act upon a proposal to elect nine (9) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2026; and

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVLG or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 13, 2026

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2025, are available free of charge and may be accessed at www.edocumentview.com/CVLG. In accordance with SEC rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors,

David R. Parker
Chairman of the Board

Chattanooga, Tennessee

April 10, 2026

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant
LETTER FROM OUR LEAD DIRECTOR

Dear Fellow Stockholders,

On behalf of the Board of Directors, I am pleased to share an update regarding the Board’s oversight and the progress made by the Company during 2025. Despite a freight market that remained challenging for much of the year, our management team and the Board continued to demonstrate operational discipline and strategic focus, positioning the business to generate long-term value for stockholders.

Throughout 2025, the Board worked closely with our management team to monitor market conditions and oversee the Company’s strategic priorities across its Expedited, Dedicated, Managed Freight, and Warehousing segments. We delivered continued top-line stability during the year, supported by growth in our specialized and dedicated transportation services and disciplined cost management.

Our 2025 performance was driven by continued expansion of the Dedicated fleet, improved service offerings across niche transportation markets, and strong customer demand for high-service logistics solutions. In 2025, we acquired certain assets we are operating as Star Logistics Solutions in the disaster recovery market.

The Company also maintained a diversified service platform. Growth in the Dedicated and Managed Freight segments helped offset softness in other areas of the trucking cycle, demonstrating the resilience of our strategy of focusing on specialized, service-intensive freight. In addition, the Company onboarded new customer relationships and continued to integrate and optimize acquired operations.

During 2025, we continued to advance initiatives designed to improve environmental performance, strengthen our workplace culture, and support the communities in which we operate. The Company’s sustainability efforts were recognized across the industry, including being named DHL’s Managed Transportation Sustainability Carrier of the Year for its environmentally responsible freight solutions and operational performance and receiving the TRANSTEX Sustainability Award in recognition of our measurable reductions in carbon emissions achieved through fleet investments in aerodynamic technology and fuel-efficiency initiatives. In addition, we were recognized as a 2025 Top Company for Women to Work in Transportation by the Women In Trucking Association, reflecting the Company’s commitment to career development across the organization. These recognitions underscore our commitment to responsible growth, operational excellence, and creating long-term value for customers, employees, communities, and stockholders.

We remained committed to returning value to our stockholders, including through our regular quarterly cash dividend. In addition, the Board authorized a $50 million stock repurchase program in April 2025, under which the Company repurchased $36.2 million of its Class A common stock during the year (excluding excise tax), reflecting our continued focus on enhancing long-term stockholder value.

Looking ahead, the Board continues to be confident in our long-term strategy. We believe the Company’s diversified service model, disciplined capital allocation approach, and commitment to operational excellence position it well to capitalize on improving freight market conditions and emerging opportunities within the transportation and logistics industry.

"The Board features two-thirds independent members and is actively involved in oversight of the Company’s strategy and risks. As Lead Independent Director, I preside over all executive sessions of the independent directors and facilitate active, effective communication between the independent directors and management."

W. Miller Welborn

Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant

On behalf of the independent directors, I would like to thank Covenant’s employees, professional drivers, management team, and customers for their dedication and partnership throughout the year and thank you, our stockholders, for your continued support and confidence in our leadership.

Sincerely,

W. Miller Welborn

Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant
WHAT WE DO
The following summarizes our key governance features:

✔ Lead Independent Director appointed

✔ Proxy access

✔ Corporate governance guidelines

✔ Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee comprised solely of independent directors

✔ Two-thirds of the Board nominees qualify as independent directors

✔ Limitation on number of outside public boards

✔ All members of our Audit Committee qualify as audit committee financial experts

✔ Regular sessions of independent directors

✔ Stock ownership guidelines for non-employee directors of five times annual cash retainer

✔ Independent Audit Committee oversees risks related to information security and cybersecurity

✔ Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary

✔ Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception

✔ Majority vote policy for uncontested elections

✔ Annual Board and committee written self-assessment through outside counsel

✔ Annual Lead Independent Director written assessment through outside counsel

✔ Annual CEO written assessment through outside counsel

✔ Annual enterprise risk assessment

✔ Director orientation

Risk Assessment Overview
Board of Directors		Management

We take a company-wide approach to risk management, with our full Board responsible for and overseeing our risk management process on an ongoing basis. Our full Board:

●  determines the appropriate risk for us as an organization;

●  identifies and assesses the specific risks faced;

●  reviews the appropriate steps to be taken by management in order to manage and mitigate those risks; and

●  monitors and reviews our risk framework, including the adequacy and effectiveness of our risk management policies, safety initiatives, business continuation, and enterprise risk management program.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

Pursuant to the Board’s instruction, management regularly reports on applicable risks to the full Board. Additional review or reporting on risks are conducted as needed or as requested by our Board and its committees.

Primary Areas of Risk Assessment:
● environmental risk ● legal and compliance risk ● operational and strategic risk	● regulatory risks ● succession risk ● safety and security risk

Committees

Audit

●  oversees assessment and management of financial and accounting risks

●  responsible for overseeing potential conflicts of interests

● oversees risks associated with information security and cybersecurity, including the quality, adequacy, and effectiveness of our data security, privacy, and technology, and cyber incident response

●  monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet, and the investment of cash and other assets

Compensation

●  responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices

Nominating and Corporate Governance

●  responsible for overseeing implementation of appropriate corporate governance procedures and overseeing the management of risks associated with the independence and diversity of our Board

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant
KEY FEATURES OF EXECUTIVE COMPENSATION PROGRAM

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔   Annual say-on-pay votes

✔   Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary

✔   Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception

✔  Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters

✔   No tax gross-ups

✔   Direct link between pay and performance that aligns business strategies with stockholder value creation

✔   No re-pricing or back-dating of stock options or similar awards

✔  No equity vesting periods of less than twelve months (except for the 5% of the share reserve that are available for issuance under the Incentive Plan with no minimum vesting requirements)

✔   No payment of dividends on unvested equity awards

✔   No voting on unvested equity awards

✔   Double trigger change in control for severance benefits. Additionally, equity awards are required to have double trigger change in control vesting

✔   No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability

✔   No cash vehicle allowance or company-provided cars

In 2025, our Named Executive Officers participated in cash and equity programs with performance targets designed to further align pay and performance.

We granted restricted stock units to certain of our Named Executive Officers and directors as part of our continued focus to incentivize and reward Company performance.

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant
ENVIRONMENTAL FOCUS

We believe the future of transportation will involve a blend of fuel options – from battery electric to hydrogen to compressed natural gas to diesel. For the foreseeable future we expect much of our transportation needs to continue to be on diesel as other options mature and become reliably available at scale.   Covenant will continue to evaluate all available options and pursue the larger goal of decarbonization.

✔	Taking full advantage of the most up-to-date engine technologies and improvements through a modern tractor fleet with an average age of 1.6 years, which is lower than the industry average
✔	Testing battery electric tractors where appropriate
✔	Installing electronic auxiliary power units (EAPUs) to significantly reduce idle percentage across the fleet
✔

Adopting the EPA's Smartway certification program - Covenant has consistently maintained full Smartway certification since 2006- Receiving the 2024 Smartway Excellence Award - which is only given to the top 1% of all Smartway participants

✔	Exploring processes and solutions to assist in carbon accounting
✔	Optimizing all recycling programs involving tires, batteries, water, scrap metal, cleaning solvents, and soot from diesel particulate filters
✔

Equipping our tractors and trailers with technology designed to increase aerodynamics and reduce emissions, including maximum length cab extenders, chassis side fairings, aerodynamic bumpers, trailer aero skirts, and rear aero devices on trailers

✔	Utilizing direct drive automated transmissions and down speed rear axle ratios, which allow the engine to operate at lower RPMs while at cruise speeds
✔	Installing tires as retreads – extending existing tires with a second life – eliminating significant waste from our nation’s landfills
✔

Empowering a leadership team focused on sustainability, charged with understanding, evaluating and implementing, where practical, new developments, emerging technologies, and vendors that will help us move forward and stay abreast of current trends

"By utilizing the most up-to-date technologies available for reducing emissions, equipping our tractors with multiple idle reduction technologies, using retread tires for over half of our tire replacements, optimizing our recycling efforts, and considering environmental risk in our purchasing and operating decisions, Covenant is committed to reducing its environmental impact.”

Dan Porterfield SVP Maintenance and Equipment Control

Letter To Stockholders	Governance	Executive Compensation	Environmental	Belonging at Covenant
BETTER TOGETHER

At the heart of our senior leadership team lies a shared belief: we are BETTER TOGETHER. As a team, we strive to foster an environment where every member feels valued, empowered, and motivated to contribute their best. Together, we embrace challenges, celebrate successes, and learn from our experiences. Our commitment to growth and collaboration is what makes us stronger and more resilient.

✓	Quarterly Belonging initiatives, celebrating unity and empowerment
✓	Volunteer Time Off program
✓	Employee of the Month programs
✓	Driver and Non-Driver appreciation days
✓	Enhanced our Parental Leave benefits
✓	Hogan Leadership Academy developing the leaders of tomorrow
✓	Multiple veterans programs focused on increased driver pay, driver school stipend, and annual veterans recognition program
✓	Recognized as Military - Friendly and Military - Spouse Friendly employer
✓	Five consecutive years Women in Trucking has recognized Covenant as one of the top companies for women to work for in transportation
✓	Two consecutive years awarded Best of the Best first place award as top place to work

EMPATHY	SERVANTHOOD	VIRTUE

Treating others the way you want to be treated.	Putting others before yourself.	Practicing integrity, honesty and fairness in all situations.

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 13, 2026

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Logistics Group, Inc., a Nevada corporation, to be voted at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, 10:00 a.m. Eastern Daylight Time, on Wednesday, May 13, 2026, and any adjournment thereof.

The Proxy Statement, proxy card, and our 2025 Annual Report for the year ended December 31, 2025 (the “2025 Annual Report”), which collectively comprise our “proxy materials,” were first mailed on or about April 10, 2026, to stockholders of record at the close of business on our record date of March 26, 2026 (the “Record Date”).  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2025 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Covenant Logistics Group, Inc. and its consolidated subsidiaries.  The term “Board” refers to our Board of Directors.

VOTING BY PROXY

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD.  When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

“FOR” Proposal 1:	The election of the nine (9) director nominees named below.

“FOR” Proposal 2:	Advisory and non-binding vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

“FOR” Proposal 3:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2026.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the “Class A common stock”), that you are entitled to vote as a stockholder.  Such persons will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, or 3 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person’s best judgment.  None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

RECORD DATE AND VOTING RIGHTS

The Record Date for the Annual Meeting is March 26, 2026.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock, par value one cent ($0.01) per share (the “Class B common stock”), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares.  In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) was $27.12 per share.

On the Record Date, there were issued and outstanding (i) 20,392,177 shares of Class A common stock entitled to cast an aggregate 20,392,177 votes on all matters subject to a vote at the Annual Meeting and (ii) 4,700,000 shares of Class B common stock entitled to cast an aggregate 9,400,000 votes on all matters subject to a vote at the Annual Meeting. The total number of shares of our common stock issued and outstanding on the Record Date was approximately 25,092,177 and the holders of such shares are entitled to cast an aggregate of 29,792,177 votes on all matters subject to a vote at the Annual Meeting.  The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

REQUIRED VOTE

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non- Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve executive officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker

(1)

The nine director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from his or her election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.

(3)

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. Under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank, or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 2 are considered to be “non-routine” under NYSE rules such that your broker, bank, or other agent may not vote your shares on those proposals in the absence of your voting instructions.  Conversely, Proposal 3 is considered to be “routine” under NYSE rules and thus if you do not return voting instructions to your broker, bank, or other agent, your shares may be voted by your broker, bank, or other agent in its discretion on Proposal 3.

QUORUM REQUIREMENT

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting InstructionS

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a “registered holder” and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number set forth in your proxy card for voting prior to the Annual Meeting, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) in person at the Annual Meeting by notifying the Inspector of Elections prior to the occurrence of any votes.  Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting in person and notifying the Inspector of Elections prior to the occurrence of any votes.  For 2026, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone prior to the Annual Meeting or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, May 13, 2026.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote by telephone at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting in person or to vote your shares in person at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting at the Annual Meeting in person.  Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2025 Annual Report that was mailed on or about April 10, 2026, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date.  A copy of our 2025 Annual Report is publicly available free of charge at www.edocumentview.com/CVLG.  Except to the extent it is incorporated by specific reference, our 2025 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

IMPORTANT INFORMATION TO READ WITH THIS PROXY STATEMENT

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2027 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect nine directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), our Board has nominated for election as directors the following nine individuals:  David R. Parker, Dr. Benjamin S. Carson, Sr., Joey B. Hogan, D. Michael Kramer, Bradley A. Moline, Rachel Parker-Hatchett, Tracy Rosser, Herbert J. Schmidt, and W. Miller Welborn. Each nominee is presently serving as a director. The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR DIRECTORSHIPS

Board Skills Matrix

The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Dr. Carson	Mr. Hogan	Mr. Kramer	Mr. Moline	Mr. Parker	Ms. Parker- Hatchett	Mr. Rosser	Mr. Schmidt	Mr. Welborn
Public Company Officer or Key Employee		✔	✔	✔	✔	✔	✔	✔	✔
Financial Reporting		✔	✔	✔	✔		✔		✔
Industry		✔		✔	✔	✔	✔	✔	✔
Environmental		✔		✔	✔		✔
Risk Management	✔	✔	✔	✔	✔		✔	✔	✔
Information Security		✔	✔	✔			✔
Governance	✔	✔	✔	✔			✔	✔	✔
Strategy Development	✔	✔	✔	✔	✔	✔	✔	✔	✔
Human Capital Management/ Compensation	✔	✔	✔	✔	✔	✔	✔	✔	✔
Communications/Marketing and Sales/Customer Service		✔		✔	✔	✔	✔	✔
Technology/ Innovation	✔	✔	✔	✔			✔	✔

The lack of a “✔” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✔” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his/her intention to serve as a director, if elected.

David R. Parker, 68, has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President.  Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations.  From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta.  Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership.  The Board believes Mr. Parker’s dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company qualify him for his continued service as CEO and Chairman of our Board.  Additionally, the Board believes Mr. Parker’s knowledge of the industry continues to be a competitive strength for the Company. Mr. Parker is the father of Ms. Parker-Hatchett.

Dr. Benjamin S. Carson, Sr., 74, has served as a director since 2021 and currently serves as a member of our Nominating Committee.  Dr. Carson served as the 17th Secretary of the U.S. Department of Housing and Urban Development (“HUD”) from 2017 to 2021. Dr. Carson is a world-renowned neurosurgeon who prior to serving as HUD Secretary was involved with more than 15,000 surgical procedures and was the recipient of numerous awards, including the Presidential Medal of Freedom, more than 70 honorary doctorate degrees and the Spingarn Medal, the NAACP’s highest honor. Dr. Carson serves on the Board of Directors for D.R. Horton, Inc. (NYSE: DHI), Sinclair, Inc. (NASDAQ: SBGI) and Galectin Therapeutics, Inc. (NASDAQ: GALT). In addition, Dr. Carson previously served on the Board of Directors of both The Kellogg Company (NYSE: K) and Costco Wholesale Corporation (NASDAQ: COST). Dr. Carson is the founder and current Chairman of the American Cornerstone Institute, founder and member of the Board of Directors of Old Glory Bank, and a member of the Board of Directors of the Carson Scholars Fund, an organization he and his wife, Mrs. Candy Carson, founded in 1994.  Throughout his distinguished career, Dr. Carson contributed to the field of medicine through the thousands of surgeries he performed and the many leadership positions he held, including serving as Director of the Division of Pediatric Neurosurgery at The Johns Hopkins Medical Institutions from 1984 to 2013 as well a Professor of Neurological Surgery, Oncology, Plastic Surgery, and Pediatrics at The Johns Hopkins Medical Institutions from 1999 to 2013.  The Board believes that Dr. Carson’s extensive management, director, leadership, financial, and information security experience make him highly qualified to serve on our Board and our Nominating Committee.

Joey B. Hogan, 64, has served as a director since May 2023. In June 2023 Mr. Hogan retired after serving as an officer of the Company for more than twenty-five years, most recently as an Executive Vice President (“EVP”) focused on strategic planning, mentoring the leadership team, government relations, and other special projects. Mr. Hogan served as our President from April 2021 to January 2023, and our Principal Financial Officer (“PFO”) between April 2021 and May 2022. Previously, Mr. Hogan served as our Co-President and Chief Administrative Officer (“CAO”) from April 2020 to April 2021 and as our President and Chief Operating Officer (“COO”) from February 2016 to April 2020. From May 2007 to February 2016 Mr. Hogan served as our Senior EVP and COO, as well as President of Covenant Transport, Inc. (“CTI”). Mr. Hogan was our Chief Financial Officer (“CFO”) from 1997 to May 2007, our EVP from May 2003 to May 2007, and a Senior Vice President (“SVP”) from December 2001 to May 2003. From the time he joined us in August 1997 through December 2001, Mr. Hogan served as our Treasurer. Mr. Hogan served as a director and on the Audit Committee of previously publicly traded Chattem, Inc., a consumer products company, from April 2009 through March 2010, and previously served as an officer of the Truckload Carriers Association. The Board believes Mr. Hogan’s experience and in-depth knowledge of the Company and the transportation and logistics industries, and his previous board experience qualify him to serve on our Board.

D. Michael Kramer, 68, has served as a director since 2020 and currently serves as the Chair of our Audit Committee and as a member of our Compensation Committee. Mr. Kramer has served as the Executive Chairman of Southeastern Trust Company since 2018.  Additionally, Mr. Kramer served as Chief Executive Officer of Peak Financial, LLC, a fintech start-up company, between 2019 and October 2022.  Mr. Kramer served as the Vice Chairman of Midsouth Bancorp, Inc. from May 2018 until Midsouth’s merger with Hancock Whitney Corporation (NASDAQ: HWC) in September 2019.  Mr. Kramer served as President and COO of Atlantic Capital Bancshares, Inc. from November 2015 to December 2017 while the company was publicly traded and was also a member of the Board of Directors of Atlantic Capital from November 2015 to October 2017. Prior to that he served as Chief Executive Officer and President of First Security Group, Inc. and its primary banking subsidiary, FSGBank, N.A. from 2011 through 2015, as Managing Director of Ridley Capital Group from 2010 to 2011, as Director, Chief Executive Officer and President of Ohio Legacy Corporation from 2005 to 2010, and as Chief Operating Officer and Chief Technology Officer of Integra Bank Corporation from 1999 to 2004.  Mr. Kramer served as a member of the Board of Directors of the Chattanooga Area Chamber of Commerce Foundation from 2018 to 2021. Mr. Kramer serves as a member of the Board of Directors and Trustee of Covenant College and the Covenant College Foundation, member of the Board of Directors of Patriot Family Homes, LLC, and previously served on the Board of Directors of the University of Chattanooga Foundation. Mr. Kramer has a Bachelor’s Degree from Grove City College and a Master’s in Business Administration from Western Governors University. The Board believes that Mr. Kramer’s extensive experience in leadership in the banking industry qualifies him to serve on our Board, as Chair of our Audit Committee, and as a member of our Compensation Committee.

Bradley A. Moline, 59, has served as a director since 2003 and currently serves as the Chair of our Nominating Committee and as a member of our Audit Committee. Since October 2002, Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company. He also serves on the Board of Directors of ALLO Communications, LLC, which has issued publicly traded debt securities. In 2026, Mr. Moline will be joining the board of Blue Cross and Blue Shield of Nebraska. In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods, NECO Grocery, and WhiMol, with grocery operations in Nebraska and Colorado, since 2002.  From 1994 to 1997, Mr. Moline was our Treasurer and CFO.  Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company’s debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration from the University of Nebraska with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board believes Mr. Moline's extensive financial and executive experience make Mr. Moline a valued member of our Board, with a wide array of executive experiences that have prepared him to respond to complex financial and operational challenges and allow him bring unique and valuable perspective to, and qualifies him to serve on, our Board, our Nominating Committee, and our Audit Committee.

Rachel Parker-Hatchett, 42, has served as a director since 2020. Ms. Parker-Hatchett held numerous positions within Covenant Transport between September 2006 and July 2020.  After graduating from the University of Tennessee at Chattanooga (“UTC”) with a Bachelor’s Degree in Business Management, she started with the Company as a Management Trainee working in multiple departments.  Ms. Parker-Hatchett began as a Marketing Intern before transferring to Operations in September 2007, where she ultimately spent the majority of her career.  Ms. Parker-Hatchett held the position of Customer Service Intern from September 2007 to January 2008, Fleet Manager Intern from January 2008 to June 2008, and Ops Intern from June 2008 to October 2008.  She then transferred to the Safety Department and held the position of Log Clerk from October 2008 to February 2010, when she was promoted to Operations Director for Covenant Solutions, the prior name for our brokerage operations.  Again, in March 2015, Ms. Parker-Hatchett was promoted to Director of Solutions and was in charge of training and development all personnel, overseeing change initiatives and Lead Measures, coordinating all daily meetings, and maintaining visibility to all new customers and their success within Solutions.  Ms. Parker-Hatchett served as Director of Solutions until March 2019. In February 2015, she participated in a year-long Executive Education Program conducted by UTC, where she met and coordinated with various leaders from the community once a month.  In 2019, she was named Women of Covenant Director, a position she held until July 2020.  Ms. Parker-Hatchett is also involved with many local non-profits and served on the board of a local non-profit, First Things First, from 2011 to 2013.  The Board believes that Ms. Parker-Hatchett’s extensive experience within the Company, our industry, and specific experience and expertise in our operations adds significant value to the Board. Ms. Parker-Hatchett is the daughter of Mr. Parker.

Tracy L. Rosser, 60, has served as a director since May 2023 and currently serves on our Nominating Committee. Since March 2024, Mr. Rosser has served as Chief Supply Chain Officer of White Cap, a provider of building materials, tools, and equipment to professional contractors. Mr. Rosser was EVP of Operations at Uber Freight (formerly Transplace) from May 2019 until December 2022. Mr. Rosser served as Chief Operating Officer for Walmart Stores East, LLC (Walmart Fleet) and Senior Vice President of Transportation and Supply Chain at Walmart from November 2012 to February 2019. Mr. Rosser previously held many positions at Walmart, including, Senior Vice President - Division Lead of Store Operations, Vice President - Regional General Manager of Store Operations, Vice President of Transportation, General Manager - Distribution Center, and General - Manager Fleet Operations, beginning in 1997. Mr. Rosser has served as a member of the Executive Advisory Board of Blume Global since February 2019 and as a member of the Board of Trustees for the National WWII Museum since January 2011. Mr. Rosser also served as a board member of the Arkansas Trucking Association from November 2012 to January 2019, of the American Trucking Associations from January 2016 to January 2019, and of the National Academy of Sciences - Transportation Research Board from January 2004 to January 2009. Mr. Rosser has a Bachelor’s Degree in Business Administration from the University of Alabama and an Executive Master’s in Business Administration from Tulane University. The Board believes Mr. Rosser’s experience in the transportation and logistics industries qualifies him to serve on our Board and Nominating Committee.

Herbert J. Schmidt, 70, has served as a director since 2013 and currently serves as a member of our Compensation Committee. Mr. Schmidt previously served as EVP of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012.  Prior to the merger of Contract Freighters, Inc. (“CFI”), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations.  Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees. The Board believes Mr. Schmidt’s extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board and to the Compensation Committee.

W. Miller Welborn, 67, has served as a director since 2017 and currently serves as our Lead Independent Director, Chair of our Compensation Committee, and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NYSE: SMBK), a publicly traded holding company of SmartBank with over $5.8 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation and logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he co-founded, from 2001 to 2014.  Prior to co-founding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he co-founded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves as a director on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, oversight of executive compensation matters, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience and qualifies him to serve as our Lead Independent Director, Chair of our Compensation Committee, and on our Audit Committee.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following summarizes our key governance features:

What We Do

✔	Lead Independent Director appointed
✔	Proxy access
✔	Corporate governance guidelines
✔	Audit Committee, Compensation Committee, and Nominating Committee comprised solely of independent directors
✔	Two-thirds of the Board is comprised of independent directors
✔	Limitation on number of outside public boards
✔	All members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Majority vote policy for uncontested elections
✔	Annual Board and committee written self-assessment through outside counsel
✔	Annual Lead Independent Director written assessment through outside counsel
✔	Annual written assessment of the CEO by the Board, facilitated through outside counsel
✔	Annual enterprise risk assessment
✔	Director orientation
✔	Independent Audit Committee oversees information security and cybersecurity

Board of Directors

Meetings.  Our Board held eleven meetings during the year ended December 31, 2025.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he/she served. We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our directors attended the 2025 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on the NYSE.  Therefore, we are subject to the applicable NYSE listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are “independent” under the rules of the NYSE:  Messrs. Carson, Kramer, Moline, Rosser, Schmidt, and Welborn. The Board has also determined that with respect to each of our Audit Committee, Compensation Committee, and Nominating Committee, each member and committee composition satisfies the applicable committee independence and membership requirements of the NYSE and the SEC.  In accordance with the rules of the NYSE, in 2025, our independent directors held two special meetings of independent directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and the NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint, and other qualities among our Board membership. After concluding its review, the Nominating Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee’s recommendations.

Board Oversight of Risk Management.  The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management’s decisions and efforts to identify, manage, and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board addresses this responsibility as part of its periodic Board meetings.  The primary areas of risk assessment include financial and accounting risk, legal and compliance risk, information security and cybersecurity risk, succession risk, safety and security risk, operational and strategic risk, and regulatory risk. The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility. The Audit Committee oversees assessment and management of financial risks, is responsible for overseeing potential conflicts of interest, monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet and the investment of cash and other assets, and is responsible for the management of risks related to information security and cybersecurity. Additionally, the Audit Committee discusses with management the Company’s risk assessment and risk management policies and processes, including the risk policies and processes relating to financial statements, financial systems, financial reporting processes, and auditing. The Compensation Committee is responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices, including the incentives created by our compensation policies and practices. The Nominating Committee is responsible for overseeing implementation of appropriate corporate governance procedures and overseeing the management of risks associated with the independence of our Board, including ensuring the Board has adequate independence to oversee management and management’s mitigation of operating risks on an unbiased basis, monitoring conflicts of interest risk among the Board and management, and evaluating the design and effectiveness of the processes in place to perform and review the Company’s enterprise-wide risk assessments. In its risk oversight role, our Board considers and confers with management about risk administration. Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Pursuant to the Board’s instruction, management reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees, and appropriate committee members may interact with management as required to fulfill their risk oversight responsibilities. The Board’s role in risk oversight has not affected the Board’s leadership structure.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business by management. The Board elects our Lead Independent Director each year. Mr. Welborn has been our Lead Independent Director since the 2021 Annual Meeting. Mr. Parker currently serves as our Chairman of the Board and CEO.  The Board elects our Chairman of the Board and CEO annually.  Mr. Parker has served as our Chairman of the Board and CEO since 1994.

Our independent directors regularly meet without the presence of management.  These executive sessions are typically conducted quarterly or by holding special meetings of the independent directors. We believe that the Lead Independent Director has contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Welborn as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication. We believe the combination of Mr. Parker’s leadership positions is effective for us given Mr. Parker’s in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker’s commitment to our growth and success.  As the CEO, Mr. Parker is also involved in the Company’s routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director.  The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders’ best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Our Board and committees participate in a rigorous annual self-assessment process conducted by outside counsel involving written questionnaires, with inquiries in risk, strategic planning, succession planning, independence, Board composition, general Board operations and administration, and other areas.  Our Lead Independent Director reviews these results with outside counsel and the Board, periodically meets with other Board members, and provides management with actionable feedback. Our Lead Independent Director also undergoes a thorough, written annual assessment conducted by outside counsel and reviewed with the Nominating Committee and the Board.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Sixth Amended and Restated Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board) and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders. None of our directors serve on more than three public company boards (excluding the Company). Mr. Parker’s public company board service is limited to the Company.

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from his or her election than are voted “for” such election, excluding abstentions. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee’s recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Anti-Pledging Policy. Our anti-hedging and anti-pledging policy prohibits our CEO, President, COO, and CFO, as well as our directors, from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities include hedging our Class A and Class B common stock.  There is no hardship exception to our anti-hedging and anti-pledging policy.

Insider Trading Policy. The Company has an insider trading policy governing the purchase, sale, gifting, and other dispositions of the Company’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons (the “Insider Trading Policy”). In addition to the Insider Trading Policy, the Company also follows procedures for the repurchase of its securities. The Company believes that its Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards applicable to the Company. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.

Clawback Policy. The Company has a clawback policy (the “Clawback Policy”) that provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executives officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) of the Company in the event that the Company is required to prepare an accounting restatement. The recovery of such compensation applies regardless of whether a Section 16 officer engaged in misconduct or otherwise caused or contributed to the accounting restatement.

In addition to implementing measures mandated by the SEC, our Clawback Policy provides that our Board of Directors may seek to recover incentive-based compensation awarded after October 2, 2023, from an executive officer (including senior executives designated by the Board of Directors or the Compensation Committee) in connection with a material breach by such executive officer of restrictive covenants in agreements with the executive officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the executive officer’s misconduct that harms the business or reputation of the Company.

Equity Grant Practices. Although we have not adopted a formal policy pertaining to the timing of stock option grants to our named executive officers, it is our practice not to time the grant of equity awards, including stock options, in relation to the release of material non-public information. Similarly, the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, President, COO, CFO, and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are six times annual base salary. The stock ownership guidelines for our President, COO, and CFO, are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Director Retirement Policy. In accordance with our Corporate Governance Guidelines, each director will resign as a director immediately prior to the Company’s Annual Meeting of Stockholders first falling after the director attains 75 years of age. Notwithstanding the foregoing, the Board has authority to waive mandatory retirement in individual cases, if in the judgement of the Board the best interests of the Company and the stockholders would be served by such waiver.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors.  Please note that we reserve the right not to forward any abusive, threatening, or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and the NYSE listing standards. The primary responsibilities of the Audit Committee are further described in the Audit Committee charter. These include issuing the Audit Committee Report, which appears below, and maintaining oversight over financial risks, as well as risks and oversight of cybersecurity and information security. Our Audit Committee is currently comprised of Messrs. Kramer, Moline, and Welborn. Mr. Kramer serves as the Chair of the Audit Committee.  The Audit Committee met eight times during 2025.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in the rules of the NYSE. Specifically, each member of the Audit Committee:

●	is independent under the rules of the NYSE;

●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;

●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and

●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purposes, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu.

Oversight over Cybersecurity. The Board has delegated oversight of information security and cybersecurity to the Audit Committee, which is comprised solely of independent directors. The Audit Committee receives regular updates from senior executives on information security, cybersecurity, and technology initiatives and reports to the Board as appropriate. Highlights of our information security include:

●	we follow the CIS20 standard for information security and utilize security platforms to scan and monitor our systems;

●	we have implemented a four-part cybersecurity incident response and breach management process;

●	we perform penetration testing though an external firm every 12 to 18 months;

●	we conduct tabletop exercises to simulate responses to cybersecurity incidents and audit applicable data policies on a periodic basis;

●	we maintain an information security risk insurance policy;

●	we have not experienced any information security breaches or cybersecurity incidents in the past three years; and

●	we have not incurred any expenses, penalties, or settlements related to information security breaches or cybersecurity incidents in the last three years.

We believe Messrs. Kramer and Moline, who serve on the Audit Committee, have relevant experience in information security and cybersecurity. Mr. Kramer previously served as the Chief Technology Officer of Integra Bank Corporation. Mr. Moline has served in senior leadership roles at various telecommunications companies.

Audit Committee Financial Experts. The Board has determined that the three current members of the Audit Committee, Messrs. Kramer, Moline, and Welborn, qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of SEC Regulation S-K. In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under the applicable NYSE listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NYSE rules. The satisfaction of these factors results in each such individual’s financial sophistication under the rules of the NYSE and qualifies each such individual as an “audit committee financial expert,” under Item 407(d)(5)(ii) of SEC Regulation S-K. The Board has designated Mr. Kramer as our Audit Committee Financial Expert.

Financial Reporting. The Company has always received an unqualified opinion from its auditor, has never restated its financials, and has never been untimely in its quarterly or annual financial disclosure filings.

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee for 2025 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports, financial reporting processes, and systems of internal control over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm. Grant Thornton LLP (“Grant Thornton”) was the Company’s independent registered accounting firm for the year ended December 31, 2025. Grant Thornton was responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

For the year ended December 31, 2025, the Audit Committee has (i) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and Grant Thornton; (ii) discussed with Grant Thornton the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton its independence as the Company’s independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and Grant Thornton. The Audit Committee held eight meetings during 2025. The Audit Committee met in periodic executive sessions with each of Grant Thornton, management, and internal audit personnel during 2025.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit Committee:
D. Michael Kramer, Chair
Bradley A. Moline
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers, including overseeing the management of risks related to such plans, policies, and programs; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations. In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders’ interests. The Compensation Committee also makes recommendations on other compensation matters to the full Board. The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Welborn, Kramer, and Schmidt. Mr. Welborn serves as Chair of the Compensation Committee. The Compensation Committee met five times during 2025.

CEO Evaluation and Performance Results. Our CEO undergoes a thorough annual assessment and evaluation conducted by the Board and facilitated by outside counsel. This assessment evaluates our CEO’s performance in light of relevant corporate goals and objectives, with inquiries in strategic planning, financial results, capital allocation, succession planning, human resources, leadership, management, and other areas.

Compensation Committee Independence. While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in the rules of the NYSE and applicable SEC regulations. In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under the rules of the NYSE;

●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;

●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and

●

as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member’s judgment as a member of the Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purposes, powers, and duties.  The Compensation Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu.

Compensation Committee Report.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2025 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the SEC) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 13, 2026. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Committee:
W. Miller Welborn, Chair
D. Michael Kramer
Herbert J. Schmidt

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Kramer, and Schmidt served on the Compensation Committee during 2025. Messrs. Welborn, Kramer, and Schmidt were not officers or employees of the Company at any time during 2025 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2025, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2025, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2025, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating Committee.  Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below. Additionally, pursuant to the Nominating Committee charter, our Nominating Committee oversees the management of risks associated with the independence of our Board and conflicts of interests among our Board and management, as well as periodically reviews the processes in place to perform and review the Company’s enterprise-wide risk assessments. Our Nominating Committee is currently comprised of Messrs. Moline, Carson, and Rosser. Mr. Moline serves as chair of the Nominating Committee. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NYSE listing standards. The Nominating Committee met four times in 2025.  In selecting the slate of directors for 2026, the Nominating Committee considered the skillsets and qualifications of the current directors, particularly in the areas of technology and industry experience. The Nominating Committee has recommended that the Board nominate Messrs. Parker, Carson, Hogan, Kramer, Moline, Rosser, Schmidt, and Welborn, and Ms. Parker-Hatchett, for election at the Annual Meeting, each of whom is currently serving as a director.

Nominating Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purposes, powers, and duties.  The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee. The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board. The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NYSE listing standards. Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as “independent” under the rules of the NYSE; (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in the rules of the NYSE; (iii) each member of the Board eligible to serve on the audit committee is financially literate, as interpreted by the Board in its business judgement, (iv) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (v) at least one member of the Board satisfies the Compensation Committee membership criteria specified in the rules of the NYSE. In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual’s experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity. Our Nominating Committee considers it desirable if potential nominees complement and contribute to the Board’s overall composition in order to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of the Company’s history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our directors assess and comment on various issues concerning the Board’s and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. The responses are analyzed by the Nominating Committee and discussed with the Board. Outside counsel monitors resulting action items, to ensure that identified issues are addressed by the Board or the appropriate committee of the Board. The Nominating Committee periodically reviews the self-assessment process. We believe the self-assessment process provides valuable constructive feedback that contributes to the Board’s overall effectiveness, functionality, and oversight.

Stockholder Director Nominee Recommendations.  Outside of the proxy access provision of our Bylaws, described above, it is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  To be timely, recommendations must be received in writing by M. Paul Bunn at our principal executive office not less than 90 days and no more than 120 days prior to the one-year anniversary of the immediately preceding year’s Annual Meeting of Stockholders. For our 2027 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by M. Paul Bunn no earlier than January 13, 2027 and no later than February 12, 2027. Such stockholder recommendations should be addressed and sent to M. Paul Bunn, President; Covenant Logistics Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419. In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee’s name and qualifications and the reason for such recommendation;

●	the name and record address of the stockholder(s) proposing such nominee;

●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);

●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;

●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and

●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

OUR EXECUTIVE OFFICERS

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer. Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

M. Paul Bunn, 48, has been our President since January 2023. Mr. Bunn previously served as our President and COO between January 2023 and April 2024, our Senior EVP, COO, and Secretary between April 2021 and January 2023, our EVP, CFO, and Secretary from April 2020 to April 2021, our EVP and CAO from April 2019 to April 2020, our Chief Accounting Officer and Treasurer from January 2012 to April 2020, and our SVP from 2017 to April 2019. Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012. Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.

James “Tripp” S. Grant, 47, has been our EVP and CFO since May 2022. Mr. Grant joined the Company as the Corporate Controller in July 2019 and also served as our Chief Accounting Officer from September 2020 to January 2024 and our principal accounting officer from August 2019 to January 2024. Previously, Mr. Grant worked at Chattem, Inc., from August 2007 to June 2019, during which time he served in the following roles: Director - Corporate Projects, Corporate Controller, and Assistant Controller. Prior to Chattem, Mr. Grant served as a Senior Internal Auditor at Electric Power Board of Chattanooga, an electric power distribution and telecommunications company from January 2006 to August 2007, and a Senior Accountant at Neal, Scouten, & McConnell, P.C. from August 2002 to January 2006.

Dustin Koehl, 42, joined the Company as COO in May 2024 and has been our EVP and COO since May 2025. Mr. Koehl previously served as the Head of Commercialization at Waabi, an AI-centered self-driving truck developer, where he was responsible for customer adoption, transportation strategy, and safety. An active member of the transportation industry, Mr. Koehl is a partner with the Massachusetts Institute of Technology’s FreightLab and has served on several industry committees, including positions at the American Trucking Associations and the American Transportation Research Institute. Mr. Koehl has over seventeen years of experience in transportation, including twelve years at Total Transportation of Mississippi, including as Vice President – Sales and Operations (through 2019) and three years at U.S. Xpress, Inc., including as Senior Vice President – Over-the-Road (through 2022).

Joey Ballard, 51, has been our EVP and Chief People and Safety Officer (“CPSO”) since May 2025, prior to which she served as our EVP - People and Safety since May 2022. Ms. Ballard served as SVP of Talent Management between April 2019 and May 2022. Ms. Ballard joined the Company in July 2018 following our acquisition of Landair Holdings, Inc. (“Landair”) and previously was the Senior Director of Talent Management at Landair. Prior to joining the Company, Ms. Ballard served in various human resource and safety leadership roles at Landair since 1999. Ms. Ballard has a Bachelor’s Degree from the University of Tennessee, Knoxville. She is actively involved in many community organizations.

CODE OF CONDUCT AND ETHICS

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that collectively constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenantlogistics.com, on the “Governance” page under the “Reports” tab of the “Investors” menu.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenantlogistics.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, President, COO, CFO, controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement. As noted in that section, our Compensation Committee, which for 2024 was comprised only of directors who satisfy applicable SEC and NYSE independence requirements, oversees and administers our executive compensation policies and practices.

Executive Summary

For 2025, we generated over $1.2 billion in revenue, $0.27 of earnings per share, and a 0.3% return on average invested capital. During 2025, the Company operated in a challenging freight and logistics environment characterized by prolonged industry overcapacity, muted demand, episodic weather-related disruptions, and elevated cost pressures, including elevated insurance expense, impairment of goodwill, and additional equipment related expenses. We are proud of the hard work and dedication of all of our employees, including our Named Executive Officers, in navigating the headwinds we faced during 2025.

In designing our 2025 compensation plan, the Compensation Committee considered that our say-on-on pay resolution at the 2025 Annual Meeting of Stockholders was approved with approximately 99.7% of the votes cast. For 2025, the Compensation Committee aligned pay with performance through a short-term cash incentive program with corporate and strategic project goals, as well as performance-based restricted stock unit (“RSU”) grants to certain Named Executive Officers.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Performance-based pay policy with total Named Executive Officer weighted heavily toward performance targets
✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Our clawback policy permits the Compensation Committee to recover compensation due to a financial restatement, executive misconduct, or violation of an agreement
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔

No equity vesting periods of less than twelve months (except for the 5% of the share reserve as of the adoption of the Second Amendment to the Incentive Plan in July 2020 that are available for issuance under the Incentive Plan with no minimum vesting requirements)

✔	No payment of dividends on unvested equity
✔	No voting on unvested equity
✔	Double trigger change in control for severance benefits
✔	Double trigger change in control equity awards
✔	No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔	No cash vehicle allowances or company-provided cars

Named Executive Officers

For the year ended December 31, 2025, our named executive officers (collectively, the “Named Executive Officers or NEOs”) were as follows:

Name	Position
David R. Parker	Chairman of the Board and CEO
M. Paul Bunn	President
Tripp Grant	EVP and CFO
Dustin Koehl	EVP and COO
Joey Ballard	EVP and CPSO

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, including through the annual CEO assessment, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers’ interests with the interests of our stockholders. The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate. In accordance with this authority, the Compensation Committee engaged Pearl Meyer to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers in 2025. The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program, including with respect to the setting of base salaries and grants of equity awards to our executive officers.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;

●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;

●	long-term equity incentive awards;

●	other compensation, including specified perquisites; and

●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer’s total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;

●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and

●	is within a reasonable range of the compensation afforded by other opportunities outside of the Company.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;

●	changes in responsibility;

●	our recent and expected financial performances;

●

the Compensation Committee’s assessment of the executive officer’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our need to control costs and our desire to recognize our executive officers’ performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity-based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element of an executive’s compensation provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation, current versus long-term compensation, or fixed versus variable compensation. Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider:

●	the executive officer’s position and scope of responsibility;

●	the executive officer’s current base salary;

●	recent economic conditions and our financial results; and

●

the executive officer’s qualifications and experience, including but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, integrity, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. In connection with internal initiatives focused on people, costs, and efficiency aimed at improving margins and reducing overhead, Messrs. Parker and Bunn voluntarily elected to take 10% salary reductions, which became effective May 1, 2025 and will remain in place for 12 months (the “Salary Reductions”). The total base salaries earned by each of our Named Executive Officers in 2025 are disclosed in the Summary Compensation Table.

Incentive Compensation

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to motivate executives to produce positive results in the expected business environment for the year. These performance-based annual bonuses are based on the executives’ completion of annual bonus targets established by the Compensation Committee. Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis. We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward achievement of strategic and financial goals that are considered by the Compensation Committee to reflect desirable targets.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

Our short-term cash incentive plan for 2025 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2025 Senior Executive Bonus Program.

Long-Term Incentives

The Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the “Incentive Plan”), is a broad-based cash and equity incentive plan. Long-term incentives under the Incentive Plan are typically granted as equity awards. We use equity awards, among other things, to:

●	provide incentives to executive officers in a manner designed to reinforce our performance goals;

●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and

●

align our executive officers’ and stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms “stockholder return” and “stockholder value” generally refer to the percentage increase in the value of our shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company’s long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as RSU grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is impacted by the movement in our stock price. Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and our President;

●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;

●

the value of the award in relation to other elements of total compensation, including the number of options, restricted stock, or RSUs currently held by the executive officer, and the number of stock options, restricted stock, or RSUs granted to the executive officer in prior years;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;

●	the expected impact of awards on executive officer retention;

●	the tax deductibility of certain awards; and

●	the impact of the awards on our earnings, cash flows, and diluted share count.

Our long-term incentive plan approved in 2025 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2025 Long-Term Incentive Plan.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with the goals of our compensation philosophy. In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation. Perquisites represent a small portion of overall compensation and are discussed in further detail for each of our Named Executive Officers under the heading Compensation Paid to Our Named Executive Officers. Our Named Executive Officers are eligible for personal use of a corporate aircraft, subject to reimbursement at the higher of two times fuel expense or the Standard Industry Fare Level rate, and an allowance of 50 aggregate hours for personal use of the aircraft (“Corporate Aircraft Use”). During 2025, only Mr. Parker had Corporate Aircraft Use. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Since May 2022, the Company also maintains the Covenant Logistics Group Supplemental Savings Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan constitutes an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees, including our Named Executive Officers, to voluntarily defer compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participants may elect to defer into the Deferred Compensation Plan up to 50% of base salary and up to 100% of bonuses and commissions. In addition, the Deferred Compensation Plan allows, but does not require, the Company to make employer discretionary contributions to participant accounts from time to time. Also, employee participants are eligible for certain Company matching contributions in accordance with the Deferred Compensation Plan. All employee contributions are fully vested upon contribution. Company matching contributions are fully vested once the employee reaches three years of service with the Company. As Messrs. Parker, Bunn, and Grant, and Ms. Ballard, have been employed by the Company for more than three years, their Company matching contributions are fully vested. Mr. Koehl’s matching contributions would be fully vested upon his service of three years at the Company. We offer a number of investment options under the Deferred Compensation Plan. Participants are responsible for choosing the deemed investments for their deferred cash compensation and may change the deemed investment selections for their existing account balances at any time. The investment options offered currently include money market funds, bond funds, blended funds, and stock funds. The participant may elect to receive a lump sum distribution, installments of up to 15 years upon the occurrence of separation from service after reaching a specified retirement age, or installments of up to 5 years upon a date specified by the participant. Notwithstanding the participant’s election, he or she would receive a lump sum distribution upon death, eligible disability, or separation from service prior to reaching the specified retirement age. The participant may request a withdrawal of a stated amount to cover an eligible unforeseeable emergency. All distributions under the Deferred Compensation Plan will be paid in cash.

Employee Benefits

Our executive officers are eligible to participate in certain of our employee benefit plans on the same basis as our other employees, such as medical, dental, and group life insurance plans. We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception. We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation and logistics providers that generated in the aggregate $1.2 billion in revenue in 2025 and operated approximately 2,300 tractors and 6,600 trailers throughout the United States (as of December 31, 2025).

During 2025, Mr. Parker did not receive an equity award given that his significant stock ownership already aligns with stockholder value creation. Mr. Parker was eligible for the following compensation:

●

an annualized base salary of $804,710, subject to the 10% Salary Reduction effective May 1, 2025, as described in more detail under Executive Compensation – Elements of Compensation – Base Salary above;

●	participation in the 2025 Senior Executive Bonus Program, as described in more detail under the heading 2025 Senior Executive Bonus Program below;

●	participation in the 2025 Long-Term Incentive Plan, as described in more detail under the heading 2025 Long-Term Incentive Plan below;

●	certain perquisites, including Corporate Aircraft Use (as defined under the heading Other Compensation above), a wellness credit, long-term disability insurance, and certain club fees and dues; and

●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

In 2025, the form and amount of compensation for our Named Executive Officers was recommended by Messrs. Parker and Bunn, provided that Messrs. Parker and Bunn did not recommend their own compensation.  The form and amount of compensation for Mr. Bunn was recommended by Mr. Parker. As discussed above, the Compensation Committee relied on the advice of Pearl Meyer, the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies as reviewed by Pearl Meyer to determine that such recommendations with respect to the compensation levels and forms were appropriate for 2025.

Mr. Bunn

During 2025, Mr. Bunn was eligible for the following compensation:

●

an annualized base salary of $700,000, subject to the 10% Salary Reduction effective May 1, 2025, as described in more detail under Executive Compensation – Elements of Compensation – Base Salary above;

●	participation in the 2025 Senior Executive Bonus Program, as described in more detail under the heading 2025 Senior Executive Bonus Program below;

●	participation in the 2025 Long-Term Incentive Plan, as described in more detail under the heading 2025 Long-Term Incentive Plan below;

●	certain perquisites, including a cell phone stipend, a wellness credit, long-term disability insurance, and Company matching contributions under the Deferred Compensation Plan; and

●	medical, dental, and group life insurance.

Mr. Grant

During 2025, Mr. Grant was eligible for the following compensation:

●	an annualized base salary of $425,000;

●	participation in the 2025 Senior Executive Bonus Program, as described in more detail under the heading 2025 Senior Executive Bonus Program below;

●	participation in the 2025 Long-Term Incentive Plan, as described in more detail under the heading 2025 Long-Term Incentive Plan below;

●	certain perquisites, including a cell phone stipend, a wellness credit, long-term disability insurance, and Company matching contributions under the Deferred Compensation Plan; and

●	medical, dental, and group life insurance.

Mr. Koehl

During 2025, Mr. Koehl was eligible for the following compensation:

●	an annualized base salary of $425,000;

●	participation in the 2025 Senior Executive Bonus Program, as described in more detail under the heading 2025 Senior Executive Bonus Program below;

●	participation in the 2025 Long-Term Incentive Plan, as described in more detail under the heading 2025 Long-Term Incentive Plan below;

●	certain perquisites, including a cell phone stipend, a wellness credit, and long-term disability insurance; and

●	medical, dental, and group life insurance.

Ms. Ballard

During 2025, Ms. Ballard was eligible for the following compensation:

●	an annualized base salary of $360,000;

●	participation in the 2025 Senior Executive Bonus Program, as described in more detail under the heading 2025 Senior Executive Bonus Program below;

●	participation in the 2025 Long-Term Incentive Plan, as described in more detail under the heading 2025 Long-Term Incentive Plan below;

●	certain perquisites, including a cell phone stipend, a wellness credit, long-term disability insurance, and Company matching contributions under the Deferred Compensation Plan; and

●	medical, dental, and group life insurance.

2025 Senior Executive Bonus Program

Under the 2025 Senior Executive Bonus Program, our Named Executive Officers were eligible to receive incremental cash bonuses upon satisfaction of certain goals related to consolidated adjusted diluted earnings per share (“Adjusted EPS”) and strategic projects, over a performance period of January 1, 2025 to December 31, 2025. Adjusted EPS means diluted earnings per shares, adjusted for amortization of intangibles and certain non-recurring charges and gains.

The annual bonus targets, expressed as a percentage of year-end annualized base salary, under the 2025 Senior Executive Bonus Program were as follows:

Named Executive Officer	Bonus Target
David R. Parker(1)	100.0%
M. Paul Bunn(1)	100.0%
Tripp Grant	70.0%
Dustin Koehl	60.0%
Joey Ballard	60.0%

(1)	The bonus targets for Messrs. Parker and Bunn continued to be calculated based on their salaries prior to the Salary Reductions.

Our Named Executive Officers could earn up to 150.0% of their bonus target based on certain Adjusted EPS goals for fiscal year 2025, as follows:

Adjusted EPS	Achievement Potential as a Percentage of Bonus Target(1)
$1.925	Minimum (37.5%)
$2.125	Target (75.0%)
$2.425	Maximum (150.0%)

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the Adjusted EPS goals.

Our Named Executive Officers also were eligible to earn (i) 25.0% of their bonus target if they achieved four or more of the following goals (collectively, the “Strategic Projects”) or (ii) 12.5% of their bonus target if they achieved three of the Strategic Projects:

●	Equipment – Total unproductive tractors below 375 by September 30, 2025;

●	Department of Transportation (“DOT”) Safety – Achieve an enterprise DOT accident frequency of .67 or better for 2025.

●	Fleet Telematics – a new fleet telematics program installed and operational on all Lew Thompson & Son Trucking, LLC (“Lew Thompson & Son”) equipment by June 30, 2025;

●	Growth – Net Dedicated tractor count of 1,575 by December 31, 2025; and

●	Transportation Management System – Convert 90% of legacy Dedicated accounts, with certain exceptions, to TMW Suites by December 31, 2025.

In March 2026, the Compensation Committee determined that actual Adjusted EPS for fiscal year 2025 was below  the minimum ($1.53 Adjusted EPS for fiscal year 2025) and that none of the Strategic Projects were achieved. Accordingly, our Named Executive Officers did not receive any payouts under the 2025 Senior Executive Bonus Program.

2025 Long-Term Incentive Plan

On May 14, 2025, the Compensation Committee approved a long-term incentive plan (the “2025 Long-Term Incentive Plan”) in which the Named Executive Officers received an aggregate award equivalent to the following amounts:

Named Executive Officer	Target Award Equivalent Amount
David R. Parker	$2,500,000
M. Paul Bunn	$1,000,000
Tripp Grant	$500,000
Dustin Koehl	$450,000
Joey Ballard	$400,000

These participants received RSUs equivalent to the listed target amount, except the Compensation Committee decided to issue Mr. Parker’s award in cash given his significant stock holdings that align with stockholder value creation. The awards may be earned as follows: (A) 25% upon the Company’s attainment of a three-year cumulative Adjusted EPS goal for the performance period ended December 31, 2028, (B) 25% upon the Company’s attainment of a three-year average annual return on invested capital (“ROIC”) goal for the performance period ended December 31, 2028, (C) 16.67% for continued service through July 1, 2026, (D) 16.67% for continued service through July 1, 2027, and (E) 16.67% for continued service through July 1, 2028.

The portions of the award attributable to the Adjusted EPS goals for the three-year period have a threshold payout of 50% of the target and a maximum payout of 200% of the target amount based on the Adjusted EPS for the three-year period, as follows:

Three-Year Cumulative Adjusted EPS	Achievement Potential as a Percentage of Target Amount Attributable to Adjusted EPS Goals(1)
$6.00	50.0%
$6.75	100.0%
$7.50	200.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the Adjusted EPS goals for the three-year period.

The portions of the award attributable to the ROIC goals for the three-year period have a threshold payout of 50% of the target and a maximum payout of 200% of the target amount based on the ROIC goals for the three-year period, as follows:

Three-Year Average ROIC(1)	Achievement Potential as a Percentage of Target Amount Attributable to ROIC Goals(1)(2)
7.0%	50.0%
9.0%	100.0%
11.0%	200.0%

(1)

ROIC means (i) net income (adjusted for certain unusual and non-recurring items) minus dividends paid, divided by (ii) average total stockholder equity plus average total secured debt and finance lease obligations, net of cash.

(2)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the ROIC goals for the three-year period.

Awards under the 2025 Long-Term Incentive Plan are subject to customary termination, forfeiture, and acceleration provisions.

Restricted Stock and Cash Payouts Based on 2025 Performance

In March 2025, the Compensation Committee assessed performance under the previously disclosed Lew Thompson & Son Bonus Plan adopted in May 2023 and determined that LT Target 2 was achieved. Therefore, on December 31, 2026, subject to continuous employment through such date, (i) Mr. Parker will receive a cash payout of $100,000, (ii) 5,166 of the 15,500 shares of restricted stock granted to Mr. Bunn under the Lew Thompson & Son Bonus Plan will vest, (iii) 2,584 of the 7,750 shares of restricted stock granted to Mr. Grant under the Lew Thompson & Son Bonus Plan will vest, and (iv) Ms. Ballard will receive a cash payout of $25,000.

Compensation Decisions with Respect to 2026

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

In December 2025, the Compensation Committee approved a short-term cash incentive plan for our Named Executive Officers based upon 2026 performance (the “2026 Senior Executive Bonus Program”). Under the 2026 Senior Executive Bonus Program, the bonus targets, expressed as a percentage of year-end annualized base salary, were unchanged from those set for 2025:

Named Executive Officer	Bonus Target
David Parker	100.0%
M. Paul Bunn	100.0%
Tripp Grant	70.0%
Dustin Koehl	60.0%
Joey Ballard	60.0%

Under the 2026 Executive Bonus Program our Named Executive Officers are eligible to earn up to 150% of their bonus target upon the attainment of certain Adjusted EPS goals and up to 25% of their bonus target upon the attainment of a certain strategic projects.

Benchmarking Compensation

With our independent compensation consultant, we benchmark our executive compensation against a peer group consisting of 15 companies that we believe are comparable to us in industry, size, customer base, or location. The Compensation Committee references market data from this peer group as well as survey data to help inform decision making around executive compensation on an annual basis.

Our benchmarking peer group for 2025 consisted of the following companies:

ArcBest Corporation	Janus International Group, Inc.	PAMT Corp.
Astec Industries, Inc.	Kirby Corporation	Radiant Logistics, Inc.
Forward Air Corporation	Marten Transport, Ltd.	Saia, Inc.
Hub Group, Inc.	Miller Industries, Inc.	Wabash National Corporation
Insteel Industries, Inc.	NN, Inc.	Werner Enterprises, Inc.

We will evaluate the appropriateness of the peer group annually.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which has historically included long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:

●

Our compensation structure generally utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●

Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●

Variable compensation elements for our Named Executive Officers were based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation. The award opportunities under our annual and long-term incentive plan are capped.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

●

Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry. Market competitiveness is reviewed on an annual basis by our independent compensation consultant.

●

Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

●

Our Clawback Policy covers our senior executives, including all of our Named Executive Officers. Under the Clawback Policy certain incentive-based compensation paid or awarded to such executives will be subject to repayment or return if the amount of such compensation was calculated based upon the achievement of financial results that were the subject of a restatement of our financial results, or in the case of misconduct or a breach of an agreement with the Company by the executive.

Potential Payments Upon Termination or Change in Control

Messrs. Parker, Bunn, Grant, and Koehl and Ms. Ballard are employed at will and do not have an employment agreement.

Each of Messrs. Parker, Bunn, Grant, and Koehl and Ms. Ballard is party to a severance agreement (each a “Severance Agreement”). As of December 31, 2025, upon termination without “cause” (other than in connection with a change in control), subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Messrs. Grant and Ms. Ballard), the Severance Agreements provide for the following benefits (the “Severance Benefits”):

Named Executive Officer	Salary Continuation	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker and Bunn	24 Months	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	24 Months

Mr. Koehl(1)	12 Months	If earned at or above minimum, then one-half of the target cash bonus for the year of termination, prorated for partial year of service	12 Months

Mr. Grant and Ms. Ballard	18 Months(2)	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	18 Months

(1)

Upon the third anniversary of Mr. Koehl’s employment with the Company the benefits will increase to (i) 24 months of salary continuation; (ii) the target cash bonus for the year of termination, if earned at or above minimum, prorated for partial year of service; and (iii) 24 months of COBRA reimbursement.

(2)

Mr. Grant and Ms. Ballard are eligible for 9 months guaranteed salary continuation, plus an additional 9 months of salary continuation so long as they have not secured employment consistent with their professional experience and/or skillset and paying an annualized base salary at least equal to their annualized base salary at the time of termination.

As of December 31, 2025, upon a qualifying change in control event only when the recipient is terminated without “cause” or is subject to a “constructive termination,” in each case, between execution of a definitive agreement in contemplation of a change in control and continuing through 24 months following a change in control, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Mr. Grant and Ms. Ballard) the Severance Agreements provide for the following benefits (the “CIC Benefits”):

Named Executive Officer	Lump Sum Severance Payment (as a % of Annualized Base Salary)	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker and Bunn	300%	Target cash bonus for the year of termination	36 Months

Mr. Koehl(1)	150%	One-half of target cash bonus for the year of termination	18 Months

Mr. Grant and Ms. Ballard	200%	Target cash bonus for the year of termination	24 Months

(1)

Upon the third anniversary of Mr. Koehl’s employment with the Company the benefits will increase to (i) a lump sum severance payment of 300% of annualized base salary; (ii) the target cash bonus for the year of termination; and (iii) 36 months of COBRA reimbursement.

Under certain circumstances in which there is a change in control, outstanding unvested restricted stock, RSUs, and long-term cash awards granted to recipients, including Named Executive Officers, under the Incentive Plan may become vested upon the occurrence of such event, notwithstanding that such restricted share, RSUs, or long-term cash awards may not have otherwise been fully vested.  The Incentive Plan requires that equity awards granted after the effectiveness of the second amendment in July 2020 include a double trigger provision, which provides for the payment, or acceleration of vesting following a change in control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the 24 months following a change in control.

Generally speaking, and as qualified by the terms of the relevant agreements, plans, and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; (iv) we consummate a transaction subject to Rule 13e-3 of the Exchange Act in which David or Jacqueline Parker or their siblings, children, or grandchildren or a trust, corporation, partnership, limited partnership, limited liability company, or other entity controlled by the foregoing, are the beneficial owners of more than 50% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or (v) we sell or liquidate all or substantially all of our assets.

Upon death, disability, or retirement, certain outstanding unvested restricted stock, RSUs, and long-term cash awards granted to recipients, including Named Executive Officers, under the Incentive Plan may become vested upon the occurrence of such event, notwithstanding that such restricted share, RSUs, or long-term cash awards may not have otherwise been fully vested.

The following table summarizes the benefits that would have been payable upon termination of employment in various circumstances, assuming the triggering event occurred on December 31, 2025:

Name/Form of Compensation	Termination without Cause ($)	Termination without Cause or Constructive Termination in Connection with a Change in Control ($)	Death, Disability, or Retirement ($)
David R. Parker
Severance Benefits	1,641,597	-	-
CIC Benefits	-	3,267,106	-
Long-Term Cash Award Payouts	-	8,483,334	5,283,334
Total	1,641,597	11,750,440	5,283,334

M. Paul Bunn
Severance Benefits	1,450,190	-	-
CIC Benefits	-	2,875,285	-
Long-Term Cash Award Payouts	-	500,000	-
Accelerated Equity(1)	-	3,246,845	2,302,519
Total	1,450,190	6,622,130	2,302,519

Tripp Grant
Severance Benefits	662,595	-	-
CIC Benefits	-	1,197,690	-
Long-Term Cash Award Payouts	-	225,000	-
Accelerated Equity(1)	-	1,716,585	1,244,422
Total	662,595	3,139,275	1,244,422

Dustin Koehl
Severance Benefits	462,642	-	-
CIC Benefits	-	803,642	-
Accelerated Equity(1)	-	1,142,664	741,051
Total	462,642	1,945,306	741,051

Joey Ballard
Severance Benefits	577,278	-	-
CIC Benefits	-	985,704	-
Long-Term Cash Award Payouts	-	200,000	-
Accelerated Equity(1)	-	1,182,226	851,053
Total	577,278	2,367,930	851,053

(1)

The value for the accelerated restricted stock and RSUs was calculated by multiplying the closing market price of our stock on December 31, 2025 ($22.04), by the number of shares of accelerated restricted stock and RSUs. For additional information outstanding restricted stock and RSUs as of December 31, 2025, please refer to the Outstanding Equity Awards at Year-End Table.

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a “say-on-pay” resolution, pursuant to Section 14A of the Exchange Act.  At the Company’s 2025 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 99.7% of the votes cast on the say-on-pay resolution voted in favor of the resolution. The Compensation Committee believes the voting results affirmed our stockholders’ support of the Company’s executive compensation program and policies. The Compensation Committee will continue to consider the results of the Company’s advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation of each of our Named Executive Officers for 2025, 2024, and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
David R. Parker,	2025	753,021	666,666(1)	-	100,000(3)	274,991	1,794,678
CEO and Chairman of	2024	804,710	250,000	-	827,690	157,197	2,039,597
the Board	2023	799,579	-	-	502,944	79,295	1,381,818
M. Paul Bunn,	2025	654,901	-	1,000,001(2)	-	13,744	1,668,646
President	2024	618,467	-	1,000,019	647,368	5,116	2,270,970
	2023	537,959	-	900,008	328,133	36,643	1,802,743
Tripp Grant,	2025	425,069	-	500,001(2)	-	16,928	941,998
EVP and CFO	2024	405,486	-	499,986	300,232	4,908	1,210,612
	2023	364,110	-	399,990	140,689	30,331	935,120
Dustin Koehl,	2025	425,006	-	450,005(2)	-	3,908	878,919
EVP and COO	2024	261,542	-	399,988	235,879	8,898	906,307
Joey Ballard,	2025	360,069	-	400,010(2)	25,000(3)	16,928	802,007
EVP and CPSO	2024	348,239	-	299,992	224,838	6,742	879,811

(1)

Represents cash payouts earned for continued service through (i) July 1, 2025 under the 2024 Long-Term Incentive Plan ($416,666) and (ii) December 31, 2025 under the 2023 Long-Term Incentive Plan ($250,000). Mr. Parker was granted a cash payout in lieu of restricted shares under the 2023 and 2024 Long-Term Incentive Plans given his significant stock holdings that align with stockholder value creation. For more information on the 2023 Long-Term Incentive Plan, see page 28 of the 2024 Proxy Statement filed with the SEC on April 12, 2024 (the “2024 Proxy Statement”). For more information on the 2024 Long-Term Incentive Plan, see page 26 of the 2025 Proxy Statement filed with the SEC on April 11, 2025.

(2)

Under the 2025 Long-Term Incentive Plan, on May 14, 2025, Messrs. Bunn, Grant, and Koehl and Ms. Ballard received the following time-based RSUs: Mr. Bunn 21,690 RSUs, Mr. Grant 10,845 RSUs, Mr. Koehl 9,761 RSUs, and Ms. Ballard 8,676 RSUs. The dollar amount represents the grant date fair value of the time-based RSUs received under the 2025 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date ($23.05).

Under the 2025 Long-Term Incentive Plan, on May 14, 2025, Messrs. Bunn, Grant, and Koehl and Ms. Ballard received the following performance-based RSUs, subject to vesting based on achievement of certain Adjusted EPS and ROIC goals for the three-year period ending December 31, 2028: Mr. Bunn 21,694 RSUs, Mr. Grant 10,847 RSUs, Mr. Koehl 9,762 RSUs, and Ms. Ballard 8,678 RSUs. The dollar amount represents the grant date fair value of the performance-based RSUs received under the 2025 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date ($23.05) and assuming the performance conditions will be achieved at target level. Assuming the performance conditions are achieved at the highest level and using the closing price of our Class A Common Stock on the grant date ($23.05), the grant date fair value of performance-based RSUs would be: Mr. Bunn $1,000,093, Mr. Grant $500,047, Mr. Koehl $450,028, and Ms. Ballard $400,056.

For additional information of the grants of RSUs made under the 2025 Long-Term Incentive Plan see Executive Compensation – Compensation Discussion and Analysis, and the Grants of Plan-Based Awards Table.

(3)

Represents cash payouts under the Lew Thompson & Son Bonus Plan. The cash payouts under the Lew Thompson & Son Bonus Plan, which was adopted in May 2023, were earned based on achievement of LT Target 1 thereunder and continuous employment through December 31, 2025. For more information on the Lew Thompson & Son Bonus Plan, see page 27 of the 2024 Proxy Statement.

(4)	See All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)		Company Contributions Under Deferred Compensation Plan(3) ($)	Total ($)
David R. Parker	2025	274,991	(1)	-	274,991
M. Paul Bunn	2025	4,442	(2)	9,302	13,744
Tripp Grant	2025	4,428	(2)	12,500	16,928
Dustin Koehl	2025	3,908	(2)	-	3,908
Joey Ballard	2025	4,428	(2)	12,500	16,928

(1)

Includes $248,756 of value related to Corporate Aircraft Use (as defined under the heading Other Compensation in the Compensation Discussion and Analysis), as well as a wellness credit, long-term disability insurance, and certain club fees and dues.

(2)	Includes a cell phone stipend, a wellness credit, and long-term disability insurance.

(3)

Represents Company contributions under the Deferred Compensation Plan. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading Other Compensation in the Compensation Discussion and Analysis.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2025.

		Estimated Future Payouts			Estimated Future Payouts			All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Grant
		Plan Awards			Plan Awards			Awards:	Date Fair
								Number	Value of
								of Shares	Stock and
								of Stock	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
David R.	-(1)	66,389	804,710	1,408,243	-	-	-	-	-
Parker	-(2)	312,500	1,250,000	2,500,000	-	-	-	-	-
M. Paul Bunn	-(1)	57,750	700,000	1,225,000	-	-	-	-	-
	05/14/25	-	-	-	5,424(3)	21,694(3)	43,388(3)	-	500,047(3)
	05/14/25	-	-	-	-	-	-	21,690(4)	499,954(4)
Tripp Grant	-(1)	24,544	297,500	520,625	-	-	-	-	-
	05/14/25	-	-	-	2,712(3)	10,847(3)	21,694(3)	-	250,023(3)
	05/14/25	-	-	-	-	-	-	10,845(4)	249,978(4)
Dustin Koehl	-(1)	21,250	255,000	446,250	-	-	-	-	-
	05/14/25	-	-	-	2,441(3)	9,762(3)	19,524(3)	-	225,014(3)
	05/14/25	-	-	-	-	-	-	9,761(4)	224,991(4)
Joey Ballard	-(1)	18,000	216,000	378,000	-	-	-	-	-
	05/14/25	-	-	-	2,170(3)	8,678(3)	17,356(3)	-	200,028(3)
	05/14/25	-	-	-	-	-	-	8,676(4)	199,982(4)

(1)

Represents potential cash payouts under the 2025 Senior Executive Bonus Program.  The material terms of the 2025 Senior Executive Bonus Program are discussed in more detail under the heading 2025 Senior Executive Bonus Program in the Compensation Discussion and Analysis. No payouts were earned under the 2025 Senior Executive Bonus Program.

(2)

Represents potential cash payouts under the 2025 Long-Term Incentive Plan.  The material terms of the 2025 Long-Term Incentive Plan are discussed in more detail under the heading 2025 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(3)

Represents the performance-based RSUs received under the 2025 Long-Term Incentive Plan, that will vest upon the achievement of the certain three-year cumulative Adjusted EPS and ROIC goals for the performance period ended December 31, 2028. The dollar amount represents the grant date fair value of the performance-based RSUs received under the 2025 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date ($23.05) and assuming the performance conditions will be achieved at target level. The material terms of the 2025 Long-Term Incentive Plan are discussed in more detail under the heading 2025 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(4)

Represents the time-based RSUs received under the 2025 Long-Term Incentive Plan. Subject to the terms of the award notice, 33.34% of the time-based RSUs will vest on July 1, 2026, 33.34% of the time-based RSUs will vest on July 1, 2027, and 33.34% of the time-based RSUs will vest on July 1, 2028. The dollar amount represents the grant date fair value of the time-based RSUs received under the 2025 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date ($23.05).

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

OUTSTANDING EQUITY AWARDS AT YEAR-END TABLE

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2025. All outstanding equity awards are in shares of our Class A common stock. All options, restricted shares, and restricted share units that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Options				Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Exercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
David R. Parker	04/06/21	800,000	-	10.62	04/06/31	-	-	-	-
M. Paul Bunn	11/11/20	360,576	-	7.885	11/11/30	-	-	-	-
	04/06/21	100,000	-	10.62	04/06/31	-	-	-	-
	05/17/23	-	-	-	-	5,166(1)	113,859	5,168(5)	113,903
	05/17/23	-	-	-	-	-	-	7,750(6)	170,810
	06/21/24	-	-	-	-	14,100(2)	310,764	5,288(7)	116,548
	05/14/25	-	-	-	-	21,690(3)	478,048	5,424(8)	119,545
Tripp Grant	11/11/20	72,116	-	7.885	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	-	-	2,758(9)	60,786
	05/17/23	-	-	-	-	2,584(1)	56,951	2,584(5)	56,951
	05/17/23	-	-	-	-	-	-	3,230(6)	71,189
	06/21/24	-	-	-	-	7,050(2)	155,382	2,644(7)	58,274
	05/14/25	-	-	-	-	10,845(3)	239,024	2,712(8)	59,772
Dustin Koehl	06/21/24	-	-	-	-	5,640(2)	124,306	2,115(7)	46,615
	05/14/25	-	-	-	-	9,761(3)	215,132	2,441(8)	53,800
Joey Ballard	11/11/20	120,192	-	7.885	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	-	-	2,758(9)	60,786
	05/17/23	-	-	-	-	-	-	2,584(6)	56,951
	06/21/24	-	-	-	-	4,228(2)	93,185	1,587(7)	34,977
	05/14/25	-	-	-	-	8,676(3)	191,219	2,170(8)	47,827

(1)

Represents the performance-based restricted stock granted pursuant to the previously disclosed Lew Thompson & Son Bonus Plan that were earned for achievement of LT Target 2 and will vest on December 31, 2026, subject to continuous employment through such date.

(2)	Subject to the terms of the award notice, the time-based RSUs will ratably vest automatically on each of July 1, 2026 and July 1, 2027.

(3)

Represents the time-based RSUs granted pursuant to the 2025 Long-Term Incentive Plan. The material terms of the 2025 Long-Term Incentive Plan are discussed in more detail under the heading 2025 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(4)	The market value was calculated by multiplying the closing market price of our stock on December 31, 2025 ($22.04) by the number of restricted shares that have not vested.

(5)

Represents the performance-based restricted stock granted pursuant to the previously disclosed Lew Thompson & Son Bonus Plan. The table reflects the maximum shares payable with respect to the awards, as the performance during 2025 exceeded the target. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance goals for the performance period.

(6)

Subject to the terms of the award notice, the restricted shares will vest subject the attainment of certain cumulative Adjusted EPS goals for the three-years ended December 31, 2026. The table reflects the threshold shares payable with respect to the awards, as performance during 2025 did not exceed the threshold. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance goals for the performance period.

(7)

Subject to the terms of the award notice, the restricted shares will vest subject the attainment of certain cumulative Adjusted EPS and average ROIC goals for the three-years ended December 31, 2027. The table reflects the threshold shares payable with respect to the awards, as performance during 2025 did not exceed the threshold. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance goals for the performance period.

(8)

Represents the performance-based RSUs granted pursuant to the 2025 Long-Term Incentive Plan. The material terms of the 2025 Long-Term Incentive Plan are discussed in more detail under the heading 2025 Long-Term Incentive Plan in the Compensation Discussion and Analysis. The table reflects the threshold shares payable with respect to the awards, as the performance period did not begin until January 1, 2026. This does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance goals for the performance period.

(9)

Subject to the terms of the award notice, the restricted shares would vest subject the attainment of a certain cumulative Adjusted EPS goal for the three-years ended December 31, 2025 and a certain consolidated freight revenue goal for the fiscal year ended December 31, 2025. On March 6, 2026, the Compensation Committee determined that such goals were not achieved and the restricted shares were forfeited. The table reflects the threshold shares payable with respect to the awards, because as of December 31, 2025, the restricted shares were outstanding.

OPTIONS EXERCISED AND STOCK VESTED TABLE

The following table sets forth certain information concerning the values realized upon the exercising of options and vesting of restricted stock during 2025. No Named Executive Officer exercised options during 2025.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	-	-
M. Paul Bunn	53,300	1,371,058
Tripp Grant	9,334	216,963
Dustin Koehl	2,820	71,149
Joey Ballard	4,698	110,288

(1)

Determined by multiplying the number of shares acquired upon vesting on January 1, 2025 by $27.255 (the closing price on December 31, 2024, the next preceding trading day), July 1, 2025 by $25.23 (the closing price on July 1, 2025) and December 31, 2025 by $22.04 (the closing price on December 31, 2025).

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)
David R. Parker	-	-	-	-	-
M. Paul Bunn	357,182	9,302	107,580	-	861,048
Tripp Grant	78,532	12,500	57,727	-	414,977
Dustin Koehl	-	-	-	-	-
Joey Ballard	63,210	12,500	20,844	-	194,207

(1)

Represents contributions made by the Named Executive Officer to the Deferred Compensation Plan. The amount contributed by each Named Executive Officer is included in the “Salary” column of the Summary Compensation Table. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading Other Compensation in the Compensation Discussion and Analysis.

(2)

Represents Company matching contributions under the Deferred Compensation Plan. The amount contributed by the Company is included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Represents earnings on amounts contributed to the Deferred Compensation Plan based on the investment options chosen by the individual Named Executive Officer, none of which represents an above-market return.

PAY RATIO DISCLOSURE

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal, and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2025, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $64,558; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,794,678.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 27.8 to 1.

Our median employee was determined as of December 31, 2024. For 2025, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

We selected total “wages, tips, other compensation,” as reported on Internal Revenue Service Form W-2, as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

We calculated such employee’s annual total compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $64,558. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to our 401(k) plan, and the cost of health and other benefits. Median employee compensation reflects that student drivers averaged approximately 41% of our employees for 2025, which had the effect of lowering our median employee compensation.

PAY VERSUS PERFORMANCE

					Value of Initial
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total Non-PEO NEO’s(3) ($)	Average Compensation Actually Paid to Non-PEO NEO’s(4) ($)	TSR(5) ($)	Peer Group TSR(6) ($)	Net Income (in thousands)(7) ($)	Adjusted EPS(8) ($)
2025	1,794,678	1,794,678	1,072,893	630,181	310.33	138.77	7,239	1.53
2024	2,039,597	3,011,597	1,316,925	1,600,609	379.17	125.85	35,921	1.98
2023	1,381,818	6,199,680	1,172,988	2,206,158	317.49	123.12	55,229	2.08
2022	2,116,809	4,926,410	1,039,128	1,823,658	235.85	91.78	108,682	2.92
2021	5,833,933	8,980,311	1,537,303	2,836,783	178.46	113.28	60,731	1.81

(1)	Reflects compensation amounts reported in the Summary Compensation Table (the “SCT”) for our PEO, David R. Parker, for the respective years shown.

(2)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Summary Compensation Table Total for PEO ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to PEO ($)
2025	1,794,678	-	-	-	-	-	1,794,678
2024	2,039,597	-	-	-	972,000	-	3,011,597
2023	1,381,818	-	-	4,974,000	(156,138)	-	6,199,680
2022	2,116,809	-	-	2,746,882	62,719	-	4,926,410
2021	5,833,933	(3,939,000)	5,025,000	1,855,479	204,899	-	8,980,311

(3)	The following non-PEO NEOs are included in the average figures shown:

2025: M. Paul Bunn, Tripp Grant, Dustin Koehl, and Joey Ballard.

2024: M. Paul Bunn, Tripp Grant, Dustin Koehl, and Joey Ballard.

2023: M. Paul Bunn, Tripp Grant, Samuel F. Hough, Lynn Doster, and Joey B. Hogan.

2022: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, and Lynn Doster.

2021: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, Lynn Doster, and John A. Tweed.

(4)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,072,893	(587,504)	561,761	(381,335)	(35,634)	-	630,181
2024	1,316,925	(549,997)	634,101	114,669	223,353	(138,442)	1,600,609
2023	1,172,988	(359,004)	355,613	795,208	241,353	-	2,206,158
2022	1,039,128	(143,751)	221,960	594,990	111,330	-	1,823,658
2021	1,537,303	(821,218)	1,082,822	902,448	135,428	(140,322)	2,836,783

(5)	The total stockholder return assumes that $100 was invested on December 31, 2020 in the Company and that dividends were reinvested when and as paid.

(6)

The total stockholder return assumes that $100 was invested on December 31, 2020 in the NASDAQ Transportation Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K, and that dividends were reinvested when and as paid.

(7)

Reflects net income in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.

(8)	Our company-selected measure is Adjusted EPS, which is calculated based on our diluted earnings per share, adjusted for amortization of intangibles and certain non-recurring charges and gains.

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the cumulative total stockholder return of the Company and the NASDAQ Transportation Index for 2025, 2024, 2023, 2022, and 2021 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s net income for 2025, 2024, 2023, 2022, and 2021 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s Adjusted EPS for 2025, 2024, 2023, 2022, and 2021 is represented by the graph below:

Tabular Disclosure of the Most Important Measures to Link Compensation Actually Paid for 2025 to Company Performance

The following financial metrics were the most important measures used to link compensation actually paid for 2025 to Company Performance.

Adjusted Earnings Per Share
Adjusted Operating Income
EBITDA

Director Compensation

The following table provides information concerning the 2025 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Dr. Benjamin S. Carson, Sr.	79,361	99,991	179,352
D. Michael Kramer	95,000	99,991	194,991
Bradley A. Moline	87,500	99,991	187,491
Rachel Parker-Hatchett	71,861	99,991	171,852
Joey Hogan	71,861	99,991	171,852
Tracy Rosser	77,500	99,991	177,491
Herbert J. Schmidt	80,292	99,991	180,283
W. Miller Welborn	115,000	99,991	214,991

(1)

This column represents the amount of cash compensation received for Board and committee service during 2025. Any differences between the amounts set forth in this column and the fees set forth in the Narrative to Director Compensation below are due to proration of such fees for partial year of service.

(2)

Each of our non-employee directors elected at the 2025 Annual Meeting of Stockholders received 4,338 shares of Class A RSUs on May 14, 2025. The grant date fair value of the restricted stock was computed in accordance with FASB ASC Topic 718. The RSUs will vest on May 14, 2026, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control).

Narrative to Director Compensation

For 2025, directors who are not our employees or employees of one of our subsidiaries were eligible to receive the following annual cash retainers and annual committee fees (on an annualized basis):

Board Position
Non-Employee Director Annual Cash Retainer	$70,000
Additional Lead Independent Annual Cash Retainer	$25,000
Chairperson of the Audit Committee	$17,500
Member of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$12,500
Member of the Compensation Committee	$7,500
Chairperson of the Nominating Committee	$10,000
Member of the Nominating Committee	$7,500

Directors did not receive meeting attendance fees. The cash and equity compensation are pro-rated for any partial year of service. Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to approximately $100,000 at the time of our Board's annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum five times the annual cash retainer in value of Class A common stock. The annual equity retainer is in the form of RSUs scheduled to vest on the first anniversary of the grant date, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control). Directors are also eligible to participate in the Deferred Compensation Plan, with respect to cash compensation. During 2025, no director contributed to the Deferred Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the Record Date of March 26, 2026, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;

●	all of our executive officers and directors as a group; and

●	each person known to us to beneficially own 5% or more of any class of our common stock.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Class A & Class B common	David R. Parker & Jacqueline F. Parker	7,852,474	(4)	14.9% of Class A 100% of Class B 30.3% of Total(5)
Class A common	M. Paul Bunn	662,136	(6)	3.2% of Class A 2.6% of Total
Class A common	Tripp Grant	115,419	(7)	*
Class A common	Dustin Koehl	2,133		*
Class A common	Joey Ballard	145,341	(8)	*
Class A common	Dr. Benjamin S. Carson, Sr.	27,792	(9)	*
Class A common	D. Michael Kramer	25,536	(10)	*
Class A common	Bradley A. Moline	94,922.3	(11)	*
Class A common	Rachel Parker-Hatchett	318,022	(12)	1.6% of Class A 1.3% of Total
Class A common	Joey B. Hogan	123,132	(13)	*
Class A common	Tracy Rosser	13,524	(14)	*
Class A common	Herbert J. Schmidt	28,606	(15)	*
Class A common	W. Miller Welborn	62,862	(16)	*
Class A common	BlackRock, Inc.	1,265,960	(17)	6.2% of Class A 5.0% of Total
Class A common	Dimensional Fund Advisors LP	1,571,744	(18)	7.7% of Class A 6.3% of Total
Class A common	Gregory Willet, as Trust Protector and Investment Manager	2,000,000	(19)	9.8% of Class A 8.0% of Total
Class A & Class B common	All directors and executive officers as of March 26, 2026 as a group (13 persons)	9,471,899.3		22.7% of Class A 100% of Class B 36.7% of Total

*	Less than one percent (1%).

(1)

The business address of Mr. and Mrs. Parker and the other directors/director nominees, Named Executive Officers and the other executive officer is 400 Birmingham Highway, Chattanooga, Tennessee 37419. The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 50 Hudson Yards, New York, NY 10001; (ii) Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746; and (iii) Gregory Willett, as Trust Protector and Investment Manager, 605 Chestnut Street, Suite 1700, Chattanooga, Tennessee 37450.

(2)	Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.

(3)

The percentages shown are based on 20,392,177 shares of Class A common stock and 4,700,000 shares of Class B common stock outstanding at the Record Date.  Additionally, the following shares are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person: (i) shares of Class A common stock underlying stock options that are currently exercisable and (ii) shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date. References to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

(4)

Comprised of 2,047,544 shares of Class A common stock and 4,700,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 227,872 shares of Class A common stock owned by Mr. Parker; 800,000 shares of Class A common stock underlying stock options that are currently exercisable; and 77,058 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 26, 2026 account balance in the employer stock fund under our 401(k) plan divided by the closing market price on such date.

(5)

Based on the aggregate number of shares of Class A and Class B common stock owned by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 14.9% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with approximately 41.0% of the voting power of all outstanding voting shares.

(6)

Comprised of 154,697 shares of Class A common stock owned directly, 5,030 owned directly by Mr. Bunn’s spouse, 460,576 shares of Class A common stock underlying stock options that are currently exercisable, and 41,833 shares owned by Mr. Bunn in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn’s March 26, 2026 account balance in the employer stock fund under our 401(k) plan divided by the closing market price on such date).

(7)	Comprised of 43,303 shares of Class A common stock owned directly by Mr. Grant and 72,116 shares of Class A common stock underlying stock options that are currently exercisable.

(8)	Comprised of 25,149 shares of Class A common stock owned directly by Ms. Ballard and 120,192 shares of Class A common stock underlying stock options that are currently exercisable.

(9)

Comprised of 23,454 shares of Class A common stock owned directly by Dr. Carson and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(10)

Comprised of 20,398 shares of Class A common stock owned directly by Mr. Kramer, 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 800 shares owned as custodian for his minor grandchildren.

(11)

Comprised of 88,584.3 shares of Class A common stock owned directly by Mr. Moline, 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 2,000 shares owned in Mr. Moline's IRA.

(12)

Comprised of 313,684 owned by Ms. Parker-Hatchett and her husband as joint tenants, and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(13)

Comprised of 118,794 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(14)

Comprised of 9,186 shares of Class A common stock owned directly by Mr. Rosser and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(15)

Comprised of 24,268 shares of Class A common stock owned directly by Mr. Schmidt and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(16)

Comprised of 58,524 shares of Class A common stock owned directly by Mr. Welborn and 4,338 shares of Class A common stock underlying RSUs that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(17)

As reported on Schedule 13G/A filed with the SEC on April 23, 2025, which indicates that BlackRock, Inc. has sole voting power with respect to 1,234,103 shares, no shared voting power, sole dispositive power with respect to 1,265,960 shares, and shared dispositive power with respect to no shares.  Information is as of March 31, 2025.

(18)

As reported on Schedule 13G/A filed with the SEC on February 9, 2024, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,555,346 shares, no shared voting power, sole dispositive power with respect to 1,571,744 shares, and shared dispositive power with respect to no shares.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP.  Information is as of December 29, 2023.

(19)

As reported on Schedule 13G filed with the SEC on January 14, 2021 on behalf of Gregory Willett, as Trust Protector and Investment Manager. Mr. Willett has sole voting power with respect to 2,000,000 shares, no shared voting power, sole dispositive power with respect to 2,000,000 shares, and no shared dispositive.  Information is as of January 6, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers or directors and us. The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee’s purview.  Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a “related party transaction.” All such transactions must be reviewed and preapproved by our Audit Committee. No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2025, no such transactions involved an amount exceeding $120,000.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 18 through 36.  Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	●

We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	●	Annual management bonuses for each of our Named Executive Officers are based on certain strategic and financial goals critical to maintaining profitability and fostering long-term growth.
Enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders.	●	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.

○ Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

○ The equity compensation component, which includes awards such as RSU grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time. Due to Mr. Parker’s significant stock holdings which align with stockholder value creation, Mr. Parker receives long-term cash incentives instead of RSU grants.

	●	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
Control costs.	●	We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company’s 2026 Annual Meeting of Stockholders.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2025 and 2024 was Grant Thornton LLP.  Grant Thornton has served as our independent registered public accounting firm since April 2020. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  Grant Thornton’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

Grant Thornton billed us the following amounts for services provided in the following categories during the years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees(1)	$903,252	$824,478
Audit-Related Fees(2)	271,682	-
Tax Fees(3)	-	-
All Other Fees(3)	-	-
Total	$1,174,934	$824,478

(1)

Represents the aggregate fees billed and expenses for professional services rendered by Grant Thornton for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)	For 2025, represents due diligence related to an acquisition.

(3)	There were no such fees for 2025 or 2024.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2025.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

We are asking our stockholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2026.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

Matters for Inclusion in the Proxy Materials for the 2027 Annual Meeting of Stockholders

To be eligible for inclusion in our proxy materials relating to our 2027 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be in writing and received by us at our principal executive office on or before December 11, 2026.  However, if the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or after May 13, 2027, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2027 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

Matters for Consideration at the 2027 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

We must receive in writing any stockholder proposals (other than director nominations) to be considered at our 2027 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 24, 2027. However, if the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or after May 13, 2027, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Nominations of Individuals for Election as Directors at the 2027 Annual Meeting of Stockholders Using Proxy Access

Our Bylaws include a proxy access provision. Stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2027 Annual Meeting must be received by the Company no earlier than November 11, 2026 and no later than December 11, 2026. However, if the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or after May 13, 2027, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2027 Annual Meeting of Stockholders or the tenth day following the date that such date of the 2027 Annual Meeting of Stockholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws.

Nominations of Individuals for Election as Directors at the 2027 Annual Meeting of Stockholders (other than through Proxy Access)

In accordance with our Bylaws, a stockholder’s notice of director nominations to be considered at our 2027 Annual Meeting of Stockholders, but not included in our proxy materials, must be received by the Company no earlier than January 13, 2027 and no later than February 12, 2027. However, if the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or after May 13, 2027, then the deadline for submitting such notice is the tenth day following the day on which notice of the date of the 2027 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2027 Annual Meeting of Stockholders was made, whichever first occurs. Stockholder director nominations must meet all of the requirements set forth in our Bylaws.

Any notice of director nomination submitted to the Company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Written copies of all stockholder proposals (including proxy access nominations) should be addressed and sent to M. Paul Bunn, President; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Logistics Group, Inc.

David R. Parker
Chairman of the Board
April 10, 2026

Covenant Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 13, 2026 at 1:00 A.M., EDT. Online Go to www.investorvote.com/CVLG or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 – David R. Parker 02 – Benjamin S. Carson, Sr. 03 – Joey B. Hogan 04 – D. Michael Kramer 05 – Bradley A. Moline 06 – Rachel Parker-Hatchett 07- Tracy Rosser 08 – Herbert J. Schmidt 09 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Advisory and non-binding vote to approve the compensation of our Named Executive Officer. For Against Abstain 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVLG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLG  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — COVENANT LOGISTICS GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2026 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and M. Paul Bunn, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2026 Annual Meeting”) to be held at the Company's Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Wednesday, May 13, 2026, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2026 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2025. A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.